ACQUISITION AGREEMENT

THIS ACQUISITION AND STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of September 6, 2007, by and among American Oriental Bioengineering Inc., a Nevada Corporation with registered address at 90 Park Avenue 17th Floor, New York, NY 10016 (“AOBO”), and Renson Holdings Limited, (the “Parent”), a company with registered address at 30 DeCastro Street, Wickhams Cayl, P.O. Box 4519, Road Town, Trotola, British Virgin Islands, organized under the laws of the British Virgin Islands which owns all of the outstanding capital stock of Changchun Xinan Pharmaceutical Group Company Limited (“Xinan”), a corporation organized under the laws of the People’s Republic of China (“PRC”).

RECITALS:

WHEREAS, Parent owns all of the issued and outstanding shares of common stock of Xinan (“Shares”); and

WHEREAS, the Parent wishes to sell to AOBO, and AOBO wishes to purchase from the Parent, the Shares, for a consideration of US$28.5 million, upon the terms and subject to the conditions set forth herein;

THE PARTIES desire to make certain representations, warranties and agreements in connection with the sale of the Shares to AOBO.

NOW, THEREFORE, in consideration of the foregoing recitals, which shall be considered an integral part of this Agreement, and the covenants, conditions, representations and warranties hereinafter set forth, the parties hereby agree as follows:

ARTICLE I

THE ACQUISITION

1.1 The Acquisition. Concurrently with the execution of this Agreement, Parent is selling to AOBO, and AOBO is purchasing from Parent all of the Shares of Xinan for a purchase price of US$28.5 million in cash (“Consideration”).

1.2 Payment for and Delivery of Shares. Concurrently with the execution of this Agreement, (i) AOBO is delivering to Parent a certified or bank check in the amount of US$28.5 million and (ii) Parent is delivering to AOBO all stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to AOBO and with all required stock transfer tax stamps affixed where applicable.

1.3 Additional Closing Matters.

(a) Resolutions. Parent has herewith delivered to AOBO a complete copy, certified by the Secretary or an Assistant Secretary of Parent, of the resolutions duly and validly adopted by the Board of Directors of the Purchaser evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

(b) Incumbency Certificate. Parent has herewith delivered to AOBO a certificate of the Secretary or an Assistant Secretary of Parent certifying the names and signatures of the officers of authorized to sign this Agreement and the other documents to be delivered hereunder and Xinan has agreed to such actions; and

(c) Legal Opinions. Parent has herewith delivered to AOBO from (i) BVI counsel a legal opinion, addressed to AOBO dated the date hereof in form and substance satisfactory to AOBO and (ii) a PRC legal opinion, addressed to AOBO dated the date hereof in form and substance satisfactory to AOBO.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of AOBO. AOBO represents and warrants to Parent as follows:

(a) Authority. AOBO has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of AOBO. No other corporate or shareholder proceedings on the part of AOBO are necessary to authorize the transactions contemplated hereby.

(b) Conflict with Other Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “violation”) pursuant to any provision of the Articles of Incorporation or Bylaws or any organizational document of AOBO or, (ii) result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AOBO, which violation would have a material adverse effect on AOBO taken as a whole. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to AOBO in connection with the execution and delivery of this Agreement by AOBO or the consummation by AOBO of the transactions contemplated hereby.

2.2 Representations and Warranties of Parent. Parent represents and warrants to AOBO as follows:

(a) Organization, Standing and Power. Xinan is a corporation duly organized, validly existing and in good standing under the laws of the PRC, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such licensing or qualification necessary.

(b) Securities. The Shares constitute all the issued and outstanding capital stock of Xinan and are owned of record and beneficially solely by Parent free and clear of all Encumbrances (as hereinafter defined). Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of AOBO in the stock records of Xinan, AOBO, will own all the issued and outstanding capital stock of Xinan free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. As used herein, “Encumbrance” shall mean, any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(c) Outstanding Securities. There are no outstanding options, warrants, rights, or agreements of any kind to acquire any shares of any class of the capital stock of Xinan and there are no outstanding securities convertible into or exchangeable for any class of the common stock of Xinan, nor does Xinan have any obligation to issue or enter into any such options, warrants, rights, agreements, or securities. There are no outstanding contractual obligations of Xinan to repurchase, redeem or otherwise acquire any outstanding Shares of any class of the capital stock or other equity interests.

(d )Certificate of Incorporation, Bylaws and Minute Books. The copies of the Certificate of Incorporation and of the other corporate documents of Xinan which have been delivered to AOBO are true, correct and complete copies thereof. The minute books of Xinan which have been made available for inspection contain accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Xinan since the date of incorporation and accurately reflect all transactions referred to in such minutes and consents in lieu of meetings.

The stock register of Xinan accurately records: (i) the name and address of each person owning shares of capital stock of Xinan and (ii) the certificate number of each certificate evidencing shares of capital stock issued by Xinan, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation

All corporate actions taken by Xinan has been duly authorized, and Xinan has not taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws.

(e ) Interests in Other Entities. Xinan has no subsidiaries nor are there any other corporations, partnerships, joint ventures, associations or other entities in which Xinan owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

(f ) Authority. Parent has all requisite power to enter into this Agreement and, has the requisite power and authority to consummate the transactions contemplated hereby. Except as specified herein, no other corporate or shareholder proceedings on the part of Xinan or Parent are necessary to authorize the Acquisition and the other transactions contemplated hereby.

( g ) Conflict with Agreements; Approvals. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (i) conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws (or similar organizational documents) of Parent or Xinan or (ii) conflict with or violate any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or Xinan or their respective properties or assets or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares or on any of the assets or properties of Xinan or Parent pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Parent or Xinan is a party or by which any of the Shares or any of such assets or properties is bound or affected.

(h) Governmental Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(i) Books and Records. Parent has made and will make available for inspection by AOBO upon reasonable request all the books of account, relating to the business of Xinan. Such books of account of Xinan have been maintained in the ordinary course of business. All documents furnished or caused to be furnished to AOBO by Parent are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

(j) Compliance with Laws. Xinan is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses, including but not limited to any health and safety and other permits, licenses, authorizations, certificates, exemptions and approvals required by any Governmental Entity. Xinan has not received any notice from any Governmental Entity revoking, canceling, rescinding, materially modifying or refusing to renew any permit or license or other governmental approval or providing written notice of violations under any law.

(k) Financial Information, Books and Records. True and complete copies of (i) the Chinese Statuary audited consolidated balance sheet of Xinan for each of the three fiscal years ended as of December 31, 2004, 2005, and 2006, and the related audited consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Xinan. (collectively referred to herein as the “Financial Statements”) and the unaudited consolidated balance sheet of Xinan as of August 31, 2007, and the related consolidated statements of income, retained earnings, stockholders’ equity and changes in financial position of Xinan, together with all related notes and schedules thereto (collectively referred to herein as the “Interim Financial Statements”) have been delivered by the Xinan to AOBO. The Financial Statements, the Interim Financial Statements and the Reference Balance Sheet (i) were prepared in accordance with the books of account and other financial records of Xinan, (ii) present fairly the consolidated financial condition and results of operations of Xinan as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with Chinese GAAP applied on a basis consistent with the past practices of Xinan, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of Xinan and the results of the operations of Xinan as of the dates thereof or for the periods covered thereby.

The books of account and other financial records of Xinan: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with Chinese GAAP applied on a basis consistent with the past practices of Xinan, respectively, (ii) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies and (iii) have been maintained in accordance with good business and accounting practices.

Xinan has no material liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the Xinan Financial Statements or the Interim Financial Statements that have not been paid or discharged since the date(s) thereof and (ii) liabilities incurred since the date of such financial statements in the ordinary course of business consistent with past practice and in accordance with this Agreement. Since the Reference Balance Sheet Date, the business of Xinan has been conducted in the ordinary course and consistent with past practice.

( l ) Litigation. There is no suit, action or proceeding pending, or, to the knowledge of Parent threatened against or affecting Xinan or Parent, which is reasonably likely to have a material adverse effect on Xinan or affect the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Xinan having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(m ) Taxes. Xinan has filed or will file within the time prescribed by law (including extension of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with all other jurisdictions where such filing is required by law; and Xinan has paid, or made adequate provision for the payment of all taxes, interest, penalties, assessments or deficiencies due and payable on, and with respect to such periods. Xinan knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefore.

(n) Licenses, Permits; Intellectual Property. Xinan owns or possesses in the operation of its business all material authorizations which are necessary for it to conduct its business as now conducted. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will require any notice or consent under or have any material adverse effect upon any such authorizations.

Xinan holds, or has a right to hold, right, title and interest to the intellectual property (e.g., patents, inventions, trademarks, service marks, ideas, etc.) required to conduct its business as is currently being conducted. The rights of Xinan in or to such intellectual property do not conflict with or infringe on the rights of any other person, and Xinan has not received any claim or written notice from any person, to such effect. All of such intellectual property is owned by Xinan free and clear of any Encumbrance and (ii) no actions have been made or asserted or are pending (nor, to the best knowledge of Parent, has any such action been threatened) against the Xinan either (A) based upon or challenging or seeking to deny or restrict the use by Xinan of any of the intellectual property owned by Xinan or (B) alleging that any services provided, or products manufactured or sold by Xinan are being provided, manufactured or sold in violation of any patents or trademarks, or any other rights of any person. To the best knowledge of Parent, no person is using any patents, copyrights, trademarks, service marks, trade names, trade secrets or similar property that are confusingly similar to the intellectual property owned by Xinan or that infringe upon such intellectual property or upon the rights of Xinan therein. Xinan has not granted any license or other right to any other person with respect to such intellectual property. The consummation of the transactions contemplated by this Agreement will not result in the termination or impairment of any of the intellectual property owned by Xinan.

(o) Contracts. Each contract that is material to the business or operations of Xinan: (i) is valid and binding on the respective parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Xinan is not in breach of, or default under, any such contract.

(P)Employee Matters. There are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Parent after due inquiry, threatened between Xinan and any of its employees. Xinan is currently in compliance with all applicable laws relating to the employment of labor, including those related to wages, hours and the payment of taxes and other sums as required by the appropriate Governmental Entity.

(q) Unqualified Right to Transfer ownerships. Parent has the unqualified right to sell, assign, and deliver the Shares and, upon consummation of the transactions contemplated by this Agreement, AOBO will acquire good and valid title to such ownerships, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature.

(r) Agreement and Transaction Duly Authorized. Parent is authorized to execute and deliver this Agreement and to consummate the acquisition transaction described herein. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which Parent is a party or by which Parent is bound.

ARTICLE III

GENERAL PROVISIONS

3.1 Survival of Representations, Warranties and Agreements. All of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive for a period of three years from the date of this Agreement.

3.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) If to AOBO:

No. 4018 Jintian Road, Anlian Plaza,

12F Suite B02,

Futian District,

Shenzhen,China

(b) If to Parent:

30 DeCastro Street,

Wickhams Cay 1

P.O. Box4519,

Road Town, Tortola,

British Virgin Islands

3.3 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

3.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This English version is just a reference, if there is any conflict in meaning between the English language version and Chinese language version of this Agreement, the Chinese version shall prevail

3.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

3.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3.7 Consent to Jurisdiction; Service of Process; Venue. Each party hereto (i) irrevocably submits to the non-exclusive jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in The City of New York in any action arising out of this Agreement or the transactions contemplated hereby, and (ii) consents to the service of process by mail. Nothing herein shall affect the right of any party to serve legal process in any manner permitted by law. Each of Parent and Xinan irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to

3.8 plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

3.9 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof or thereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take any action required herein, the other party shall not be entitled to specific performance of such provision or part hereof or thereof or to any other remedy, including but not limited to money damages, for breach hereof or thereof or of any other provision of this Agreement or part hereof or thereof as a result of such holding or order.

3.10 Publicity. Except as otherwise required by law or the rules of the SEC, so long as this Agreement is in effect, Xinan shall not issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of AOBO.

3.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, this Acquisition Agreement has been signed by the parties set forth below as of the date set forth above.

AMERICAN ORIENTAL BIOENGINEERING INC.

By:
Tony Liu, Chief Executive Officer

Date: , , 2007

RENSON HOLDINGS LIMITED

By:
CHAN ,SiuLan, DIRECTOR

Date: , , 2007